                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               S3 INCORPORATED
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                 S3 INCORPORATED
                         2801 MISSION COLLEGE BOULEVARD
                              SANTA CLARA, CA 95054
                                 (408) 588-8000


                                 April 27, 1998


Dear Stockholder:

        You are cordially invited to attend the Annual Meeting of Stockholders of S3 Incorporated, which will be held at 9:00 a.m. on Monday, May 18, 1998, at Techmart, 5201 Great America Parkway, Santa Clara, California.

        The formal notice of the Annual Meeting and the Proxy Statement have been made a part of this invitation.

        After reading the Proxy Statement, please mark, date, sign and return, at an early date, the enclosed proxy in the prepaid envelope addressed to Boston EquiServe, our agent, to ensure that your shares will be represented.
YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN, DATE AND RETURN THE ENCLOSED PROXY OR ATTEND THE ANNUAL MEETING IN PERSON.

        A copy of the Company's 1997 Annual Report to Stockholders is also enclosed.

        The Board of Directors and management look forward to seeing you at the meeting.

                                        Sincerely,

                                        /s/  TERRY N. HOLDT

                                        Terry N. Holdt
                                        Chairman of the Board, President
                                        and Chief Executive Officer

                                 S3 INCORPORATED

                                  ------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 18, 1998

                                  ------------


To the Stockholders of S3 Incorporated:

        The Annual Meeting of Stockholders of S3 Incorporated, a Delaware corporation (the "Company"), will be held at 9:00 a.m. Pacific Daylight Time on Monday, May 18, 1998, at Techmart, 5201 Great America Parkway, Santa Clara, California, for the following purposes:

        1. To elect five directors;

        2. To approve an amendment to the Employee Stock Purchase Plan;

        3. To ratify the appointment of Ernst & Young LLP as the Company's independent auditors; and

        4. To transact such other business as may properly come before the Annual Meeting and any adjournment of the Annual Meeting.

        Stockholders of record as of the close of business on March 31, 1998 are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. A complete list of stockholders entitled to vote will be available at the Secretary's office, 2801 Mission College Boulevard, Santa Clara, California, for 10 days before the meeting.

        IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THIS MEETING. EVEN IF YOU PLAN TO ATTEND THE MEETING, WE HOPE THAT YOU WILL PROMPTLY MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY. THIS WILL NOT LIMIT YOUR RIGHTS TO
ATTEND OR VOTE AT THE MEETING.

                                       By Order of the Board of Directors

                                       /s/  RONALD T. YARA

                                       Ronald T. Yara
                                       Secretary

Santa Clara, California
April 27, 1998

                                 S3 INCORPORATED

                                  ------------

                                 PROXY STATEMENT

                                  ------------


                 INFORMATION CONCERNING SOLICITATION AND VOTING

        This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of S3 Incorporated, a Delaware corporation (the "Company"), of proxies in the accompanying form to be used at the Annual Meeting of Stockholders to be held at Techmart, 5201 Great America Parkway, Santa Clara, California, on Monday, May 18, 1998 and any adjournment thereof (the "Annual Meeting"). The shares represented by the proxies received in response to this solicitation and not revoked will be voted at the Annual Meeting. A proxy may be revoked at any time before it is exercised by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date or by voting in person at the Annual Meeting. On the matters coming before the Annual Meeting for which a choice has been specified by a stockholder by means of the ballot on the proxy, the shares will be voted accordingly. If no choice is specified, the shares will be voted FOR the election of the nominees for directors listed in this Proxy Statement and FOR approval of Proposals 2, 3 and 4 described in the Notice of Annual Meeting and in this Proxy Statement.

        Stockholders of record at the close of business on March 31, 1998 are entitled to notice of and to vote at the Annual Meeting. As of the close of business on such date, the Company had 50,720,758 shares of Common Stock outstanding and entitled to vote. The presence in person or by proxy of the holders of a majority of the Company's outstanding shares constitutes a quorum for the transaction of business at the Annual Meeting. Each holder of Common Stock is entitled to one vote for each share held as of the record date.

        Directors are elected by a plurality vote. The other matters submitted for stockholder approval at this Annual Meeting will be decided by the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on each such matter. Abstentions with respect to any matter are treated as shares present or represented and entitled to vote on that matter and thus have the same effect as negative votes. If a broker who is the record holder of certain shares indicates on a proxy that he or she does not have discretionary authority to vote on a particular matter as to such shares, or if shares are not voted in other circumstances in which proxy authority is defective or has been withheld with respect to any matter, these non-voted shares will be counted for quorum purposes but are not deemed to be present or represented for purposes of determining whether stockholder approval of a particular matter has been obtained.

        The expense of printing and mailing proxy materials will be borne by the Company. In addition to the solicitation of proxies by mail, solicitation may be made by certain directors, officers and other employees of the Company by personal interview, telephone or facsimile. No additional compensation will be paid to such persons for such solicitation. The Company will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of the Company's Common Stock. The Company has retained Morrow & Co. to assist in the solicitation of proxies at a cost of approximately $2,000.

        This Proxy Statement and the accompanying form of proxy are being mailed to stockholders on or about April 27, 1998.


                                    IMPORTANT

        PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED POSTAGE-PREPAID RETURN ENVELOPE SO THAT, WHETHER YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING OR NOT, YOUR SHARES CAN BE VOTED. THIS WILL NOT LIMIT YOUR RIGHTS TO ATTEND OR VOTE AT THE ANNUAL MEETING.

                       PROPOSAL 1 - ELECTION OF DIRECTORS


DIRECTORS AND NOMINEES

        Since last year's annual meeting of stockholders, the Board of Directors has adopted a resolution decreasing the number of authorized directors from seven to five effective on the date of the Annual Meeting. Accordingly, five directors of the Company will be elected at the Annual Meeting for a term of one year. Directors are elected to serve until the next annual meeting of stockholders and until their successors are elected and qualified. If any nominee is unable or declines to serve as director at the time of the Annual Meeting, an event not now anticipated, proxies will be voted for any nominee designated by the Board of Directors to fill the vacancy. Nominations for the Board of Directors may be made by stockholders of the Company following the procedures set forth in the Bylaws no later than the seventh day following the day notice of the Annual Meeting was mailed.

        Names of the nominees and certain biographical information about them are set forth below:

        MR. JOHN C. COLLIGAN, age 43, has been a director of the Company since March 1993. From January 1993 until November 1996, Mr. Colligan served as President and Chief Executive Officer of Macromedia Inc., a multimedia software tools company, and from April 1992 to January 1993, was President and Chief Operating Officer of Macromedia. From January 1989 to March 1992, Mr. Colligan was President and Chief Executive Officer of Authorware, a multimedia software company that merged with Macromind Paracomp to form Macromedia in March 1992. He also held various positions with Apple Computer, Inc. from May 1983 to December 1988. Mr. Colligan is presently Chairman of Macromedia and a director of C|NET, Inc. He holds a B.S. in International Economics from Georgetown University and an M.B.A. from the Stanford Graduate School of Business.

        MR. TERRY N. HOLDT, age 54, has served as Chairman of the Board, Chief Executive Officer and President of the Company since December 1997, and as a director since January 1992. Mr. Holdt served as Vice Chairman of the Board from August 1996 to December 1997, and from January 1992 to August 1996, served as President and Chief Executive Officer of the Company. Mr. Holdt was Chairman of the Board of Paradigm Technology, Inc., a semiconductor company, from June 1991 to January 1992 and was its President and Chief Executive Officer from June 1988 to May 1991. From September 1986 to June 1988, Mr. Holdt held various executive positions at Linear Corporation, a manufacturer of electronic telemetry systems, where he was most recently President. From 1981 to 1985, he held various executive positions at Western Digital Corporation, a manufacturer of computer peripherals, where he was most recently Executive Vice President and Chief Operating Officer. Mr. Holdt holds a B.S.E.E. and an M.S.E.E. from the University of Illinois. Mr. Holdt is also a member of the Board of Directors of SenDEC Corporation and Maxoptix Corporation.

        DR. ROBERT P. LEE, age 45, has been a director of the Company since April 1994. Since July 1997, Mr. Lee has served as President and Chief Executive Officer of Formulab Neuronetics Corporation, a computer technology company. From March to May 1997, he served as Vice Chairman of Insignia Solutions plc, which provides Windows compatibility software for personal computers and workstations. From April 1995 to March 1997, Dr. Lee served as Chairman of Insignia Solutions, and from December 1993 to March 1997, he served as President and Chief Executive Officer of Insignia Solutions. From June 1990 to August 1992, Dr. Lee was Executive Vice President at Symantec Corporation, and from April 1988 to June 1990, he served as Senior Vice President at Shared Medical Systems, a supplier of software and computer services to the healthcare industry. Prior to April 1988, he worked at IBM for 11 years in technical and business management positions. Dr. Lee holds a B.A. in computer science from the University of California at Berkeley and an M.S. and a Ph.D. in computer science from the University of California at Los Angeles.

        DR. CARMELO J. SANTORO, age 55, has been a director of the Company since May 1992. He was the Chairman of the Board of Silicon Systems, Inc. from 1984 to 1995, and served as President and Chief Executive Officer of Silicon Systems, Inc. from 1982 through 1991. Dr. Santoro is currently a director of Platinum Software

Corporation, Dallas Semiconductor Corporation, and Techniclone Corporation. He holds a B.S. in Science, Physics from Manhattan College and a Ph.D. in Solid State Physics from Rensselaer Polytechnic Institute.

        MR. RONALD T. YARA, age 51, co-founded the Company and has served as a director of the Company since July 1995. Mr. Yara is currently a Senior Vice President and Secretary of the Company. From September 1996 to April 1997, Mr. Yara also served as Senior Vice President of Corporate Marketing. From the inception of the Company in 1989 until December 1993, he served as Vice President, Marketing. From December 1984 to December 1989, Mr. Yara held various positions at Chips & Technologies, Inc., a semiconductor company he co-founded, most recently as Vice President of Business Development. From February 1975 to 1984, Mr. Yara served in various positions at Intel Corporation, most recently as Product Marketing Manager of Communication Products. He earned a B.S.E.E. from Purdue University and an M.S.E.E. from the University of Santa Clara.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF MR. JOHN C. COLLIGAN, MR. TERRY N. HOLDT, DR. ROBERT P. LEE, DR. CARMELO J. SANTORO AND MR. RONALD T. YARA AS DIRECTORS OF THE COMPANY.

        In addition, names of the two current directors of the Company who will not be standing for reelection to the Board, and certain biographical information about them, are set forth below.

        MR. DIOSDADO P. BANATAO, age 51, co-founded the Company and has been a director since 1992. From January 1992 to December 1997, Mr. Banatao served as Chairman of the Board. From the Company's inception to January 1992, Mr. Banatao served as President and Chief Executive Officer of the Company. From December 1984 to December 1988, Mr. Banatao held various executive level positions at Chips & Technologies, Inc., a semiconductor company he co-founded, most recently as Vice President and General Manager of the Advanced Products Operation. From February 1984 to December 1984, Mr. Banatao served as Chief Technical Officer and Vice President of Engineering of Mostron, Inc., a single-board computer design company. From June 1981 to February 1984, he served as Director of Logic Products at Seeq Technology, Inc. a semiconductor manufacturer. Mr. Banatao holds a B.S.E.E. from the Mapua Institute of Technology and an M.S. in electrical engineering and computer science from Stanford University.

        MR. GARY J. JOHNSON, age 38, has served as Vice Chairman of the Board since December 1997, and as a director since August 1996. From August 1996 to December 1997, Mr. Johnson served as President and Chief Executive Officer of the Company, and from July 1994 to August 1996, he served as Senior Vice President of the Graphics Business Unit of the Company. From 1986 to June 1994, Mr. Johnson held various positions at National Semiconductor Corporation, a semiconductor manufacturer, including Managing Director/General Manager of the Wireless Networking Group, Operations and Marketing Director of the Wireless Communications Group and other Senior marketing positions. From 1975 to 1986, he held various engineering positions at British Telecommunications, most recently Systems Development Manager. Mr. Johnson holds a B.Sc., C.Eng. from Leicester Polytechnic, U.K., and is a member of I.E.E. and I.E.E.E.

BOARD MEETINGS AND COMMITTEES

        The Board of Directors held 18 meetings during the year ended December 31, 1997. All directors attended at least 75% of the aggregate number of meetings of the Board of Directors and of the committees on which such directors serve.

        The Board of Directors has appointed a Compensation Committee and an Audit Committee. The Compensation Committee and Audit Committee are comprised entirely of independent directors.

        The members of the Compensation Committee during 1997 were John C. Colligan, Robert P. Lee and Carmelo J. Santoro. The Compensation Committee held three meetings during 1997. The Compensation Committee's functions are to assist in the administration of, and the grant of options under, the 1989 Stock Plan and to assist in the implementation of, and provide recommendations with respect to, general and specific compensation policies and practices of the Company.

        The members of the Audit Committee during 1997 were John C. Colligan, Robert P. Lee and Carmelo J. Santoro. The Audit Committee held two meetings during 1997. The Audit Committee's functions are to review the scope of the annual audit, monitor the independent auditor's relationship with the Company, advise and assist the Board of Directors in evaluating the auditor's examination, supervise the Company's financial and accounting organization and financial reporting, and nominate for stockholder approval at the annual meeting, with the approval of the Board of Directors, a firm of certified public accountants whose duty it is to audit the financial records of the Company for the fiscal year for which it is appointed.

DIRECTORS' COMPENSATION

        Employee directors (including Messrs. Banatao, Holdt, Johnson and Yara) receive no additional compensation for service on the Board of Directors. Non-employee directors of the Company receive an annual retainer fee of $24,000, plus $1,000 for each Board meeting attended. Non-employee directors are reimbursed for their expenses for each meeting attended.

        Under the terms of the Company's 1989 Stock Plan, upon appointment to the Board, each non-employee director receives an option to purchase 40,000 shares of Common Stock at an exercise price of 100% of the fair market value of the stock on the date of grant, which option vests ratably over the next four anniversary dates of the date of grant. In addition, following each annual meeting of the Company's stockholders, each non-employee director who will continue to serve as a member of the Board will automatically receive an option to purchase 20,000 shares of Common Stock at an exercise price of 100% of the fair market value of the stock on the date of grant, which option vests ratably over the next four anniversary dates of the date of grant. See "Executive Compensation -- Employment Agreements" for a description of the compensation arrangements with Mr. Holdt and Mr. Johnson (officers of the Company, who are also directors).

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


        The following table sets forth certain information as of March 1, 1998, as to shares of the Company's Common Stock beneficially owned by: (i) each of the Named Officers listed in the Summary Compensation Table, (ii) each of the Company's directors, (iii) all directors and executive officers of the Company as a group, and (iv) each person who is known by the Company to own beneficially more than 5% of the Company's Common Stock.

                                                                  Shares          Percentage
                                                               Beneficially      Beneficially
                                                                 Owned(1)         Owned(1)(2)
                                                               ------------      ------------
Terry N. Holdt(3).............................................      388,165            *
Gary J. Johnson(3)............................................      356,046            *
Paul G. Franklin(3)...........................................       15,426            *
Daniel A. Karr................................................          615            *
Neal D. Margulis(3)...........................................       77,303            *
Harry L. Dickinson(3).........................................      116,209            *
Ronald T. Yara(3).............................................      439,309            *
John C. Colligan(3)...........................................       40,000            *
Robert P. Lee(3)..............................................       55,000            *
Carmelo J. Santoro(3).........................................       43,536            *
Diosdado P. Banatao(3)(4).....................................      837,682            1.7
All directors and executive officers
   as a group (12 persons)(3).................................    2,616,327            4.6
State of Wisconsin Investment Board(5)........................    3,811,500            7.5
   P.O. Box 7842
   Madison, WI 53707

----------------

*       Amount represents less than 1% of the Company's Common Stock.

(1) To the Company's knowledge, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table.

(2) For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, shares which such person or group has the right to acquire within 60 days after such date are deemed to be outstanding, but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person.

(3) Includes shares issuable upon exercise of options within 60 days of March 9, 1998 as follows: John C. Colligan, 40,000; Robert P. Lee, 55,000; Carmelo J. Santoro, 43,536; Diosdado P. Banatao, 210,008; Terry
        N. Holdt, 161,505; Paul G. Franklin, 9,953; Neal D. Margulis, 48,957; Ronald T. Yara, 192,273; Gary J. Johnson, 347,853; Harry L. Dickinson, 104,173; and all executive officers and directors as a group (12 persons), 1,213,258.

(4) Includes 6,600 shares held by Mr. Banatao's children as to which Mr. Banatao disclaims beneficial ownership and 101,171 shares held by Gismo Technologies, a corporation founded by Mr. Banatao, as to which Mr. Banatao disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(5) According at a Schedule 13G dated January 26, 1998, filed by the State of Wisconsin Investment Board, the State of Wisconsin Investment Board has sole voting power and sole dispositive power with respect to all shares listed in the table.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

        The following table sets forth compensation for services rendered in all capacities to the Company for the three fiscal years ended December 31, 1997 of
(i) the Company's Chief Executive Officer as of December 31, 1997, (ii) the Company's four other most highly compensated executive officers as of December 31, 1997, (iii) the Company's former Chief Executive Officer, who was no longer serving as such as of December 31, 1997 and (iv) a former executive officer who was no longer serving as such as of December 31, 1997 (the "Named Officers").

                                                                                     Long-Term
                                                                                   Compensation
                                                     Annual Compensation              Awards
Name and                                           -----------------------     Securities Underlying
Principal Position                Year             Salary($)      Bonus($)         Options(#)(3)
-----------------------------     ----             --------      ---------     ---------------------
Terry N. Holdt (1)                1997             $166,212      $       0               20,000
  Chairman, President and         1996              258,840         97,333               35,000
  Chief Executive Officer         1995              283,847        639,275                    0

Gary J. Johnson(2)                1997              397,308              0              100,000
  Vice Chairman,
  former President and            1996              249,100        102,667              550,000
  Chief Executive Officer         1995              184,519        365,275                    0

Paul G. Franklin                  1997              236,479         75,000              219,631
  Senior Vice President           1996              169,982         78,197               90,000
  of Operations                   1995              138,860        243,907                    0

Daniel A. Karr                    1997              226,340         21,000              181,225
  Vice President of               1996              123,077          3,750                25,00
  Worldwide Sales                 1995                    0              0                    0

Neal D. Margulis                  1997              236,227              0              326,275
  Senior Vice President           1996              203,130        183,000              255,000
  of Research and Technology      1995              141,140        303,275                    0

Ronald T. Yara                    1997              215,200              0               50,000
  Senior Vice President           1996              113,723         80,000               35,000
  and Secretary                   1995              152,879        359,875                    0

Harry L. Dickinson                1997              261,242            0                 80,000
  Senior Vice President           1996              217,577         88,000               50,000
  of Sales                        1995              172,480        334,875                    0

------------

(1) Mr. Holdt was appointed Chairman, President and Chief Executive Officer on December 18, 1997.

(2) Mr. Johnson served as President and Chief Executive Officer until December 18, 1997, and currently serves as Vice Chairman.

(3) Includes previously granted options that were repriced in 1997. See Report of the Compensation Committee of the Board of Directors on Option Repricing and the Ten-Year Option Repricings Table.

                                  STOCK OPTIONS

        The following tables summarize option grants to, and exercises by, the Named Officers during fiscal 1997, and the value of the options held by each such person at the end of fiscal 1997.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                             Individual Grants                              Potential
                        --------------------------------------------------------       Realizable Value at
                         Number of         % of                                      Assumed Annual Rates of
                        Securities     Total Options                                Stock Price Appreciation
                        Underlying      Granted to      Exercise                        for Option Term(5)
                         Options       Employees in      Price       Expiration    ------------------------
Name                    Granted(1)      Fiscal Year    ($/Sh)(3)      Date(4)          5%($)        10%($)
----                    ----------     -------------   ----------   ------------   ----------    ----------
Terry N. Holdt             20,000          0.2%         $11.2500      05/07/07       $141,501    $  358,592

Gary J. Johnson            50,000          0.4           16.1250      01/02/07        507,046     1,284,955
                           50,000          0.4           11.2500      05/07/07        353,753       896,480

Paul G. Franklin           42,500          0.4           16.1250      01/02/07        430,989     1,092,212
                           42,500          0.4           11.2500      05/07/07        300,690       762,008
                            4,631*         0.4            5.1250      12/21/04*         9,675        22,553
                           45,000*         0.4            5.1250      03/08/06*       113,776       274,176
                           42,500*         0.4            5.1250      01/02/07*       120,764       297,794
                           42,500*         0.4            5.1250      05/07/07*       126,469       314,901

Daniel A. Karr              5,000          0.0           16.1250      01/02/07         50,705       128,495
                           25,000          0.2            9.4375      05/01/07        148,380       376,024
                           50,000          0.4            7.0000      11/10/07        220,113       557,810
                           21,225*         0.2            5.1250      04/01/06*        54,187       130,817
                            5,000*         0.0            5.1250      12/02/07*        14,208        35,035
                           25,000*         0.2            5.1250      05/01/07*        74,231       184,745
                           50,000*         0.4            5.1250      11/10/07*       159,039       401,834

Neal D. Margulis           50,000          0.4           11.2500      05/07/07        353,753       896,480
                           41,775*         0.4            5.1250      03/08/06*       105,623       254,527
                          184,500*(2)      1.6            5.1250      07/15/06*       491,044     1,195,026
                           50,000*         0.4            5.1250      05/07/07*       148,787       370,472

Ronald T. Yara             25,000          0.2           16.1250      01/02/07        253,523       642,477
                           25,000          0.2           11.2500      05/07/07        176,877       448,240

Harry L. Dickinson         40,000          0.3           16.1250      01/02/07        405,637     1,027,964
                           40,000          0.3           11.2500      05/07/07        283,003       717,184

------------

* Denotes options granted as a result of the 1997 Option Repricing (see Report of the Compensation Committee of the Board of Directors on Option Repricing and the Ten-Year Option Repricings table on page 10). Under the terms of the repricing, the option grants retained their (a) original vesting terms where they vested on a daily basis over a four-year period commencing on their original grant date and (b) original expiration date. The original grant date of the repriced options was 10 years prior to the expiration date as listed in the table. All repriced options have a one-year block on exercisability.

(1) Unless otherwise noted, options vest ratably on a daily basis over a four-year period commencing on the date of grant and become exercisable as to vested options beginning six months from the date of grant.

(2) These options were previously granted but repriced as of December 18, 1997. Under the terms of the original grant, 84,500 of these options vest ratably on a daily basis over a four-year period commencing on the date of grant and become exercisable as to vested options beginning six months from the date of grant, and 100,000 of these options vest ratably on a daily basis over a four-year period commencing three years after the date of grant and become exercisable as to vested options beginning three years after grant, subject to acceleration of vesting in whole or in part upon the achievement of specified milestones based upon the Company's financial and operating performance.

(3) The exercise price on the date of grant was equal to 100% of the fair market value on the date of grant.

(4) Unless otherwise noted, the options have a term of 10 years, subject to earlier termination in certain events related to termination of employment.

(5) The 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES


                                                             Securities Underlying               Value of
                                                                  Unexercised                   Unexercised
                                                                  Options at               In-the-Money Options at
                                                             December 31, 1997(#)          December 31, 1997($)(2)
                       Shares Acquired       Value         --------------------------    ---------------------------
Name                    on Exercise(#)   Realized($)(1)    Exercisable  Unexercisable    Exercisable   Unexercisable
----                   ---------------   --------------    -----------  -------------    -----------   -------------
Terry N. Holdt              187,312        $3,325,725        140,728        64,272        $ 62,291        $ 5,522
Gary J. Johnson              16,000           230,500        275,206       249,072          93,940         40,335
Paul G. Franklin                  0                 0          8,324       136,260          13,267          1,578
Daniel A. Karr                    0                 0              0       101,225               0              0
Neal D. Margulis             31,600           293,391         34,724       300,676          30,859         21,534
Harry L. Dickinson           29,102           421,196        104,173             0          38,238              0
Ronald T. Yara                    0                 0        182,195        66,141         336,673              0

------------

(1) Calculated on the basis of the fair market value of the underlying securities at the exercise date minus the exercise price.

(2) Calculated on the basis of the fair market value of the underlying securities at December 31, 1997 ($5.00 per share) minus the exercise price.

                      REPORT OF THE COMPENSATION COMMITTEE
                  OF THE BOARD OF DIRECTORS ON OPTION REPRICING

        On December 2, 1997, the Board of Directors approved the repricing of the stock options of all the employees of the Company who are not directors of the Company effective as of December 18, 1997. The Board believes the repricing of its stock options was essential to enable it to retain and attract its workforce. The Company repriced these stock options because it believes that the decline in its stock price reflects industry and Company specific conditions that are likely to be long-term in nature. The existence of "out of the money" options for such an extended period of time would severely impact the Company's ability to retain its existing workforce and attract new employees. The Company believes that the suspension of the ability to exercise options for one year and possible forfeiture of all options should the employee voluntarily resign or be terminated with cause during that period in exchange for the new option pricing is a substantive contribution by the employee for the new price. The Company does not believe that this repricing causes its stock option plan to be subject to variable plan accounting.

        The foregoing report has been furnished by the Compensation Committee of the Board of Directors of S3 Incorporated:

               Carmelo J. Santoro, Ph.D., Chairman
               John C. Colligan
               Robert P. Lee, Ph.D.


                                   TEN-YEAR OPTION REPRICINGS

        The following table sets forth certain information concerning all repricing of options held by an executive officer of the Company during the last 10 years:

                                                                                                         Length of
                                         Number of                                                       Original
                                        Securities       Market Price      Exercise                     Option Term
                                        Underlying        of Stock at      Price at                     Remaining at
                                       Options/SARS         Time of        Time of         New            Date of
                                        Repriced or      Repricing or    Repricing or     Exercise       Repricing
Name                          Date      Amended (#)      Amendment($)    Amendment($)     Price($)       Amendment
----                        --------   ------------      ------------    ------------    ---------    ----------------
Walter D. Amaral            12/18/97      200,000          $ 5.1250        $15.6875      $ 5.1250     9 Years 251 Days
  Chief Financial           12/18/97      100,000            5.1250          6.3438        5.1250     9 Years 330 Days
  Officer and Senior
  Vice President, Finance

Paul G. Franklin            07/15/96       45,000           10.0625         13.8750       10.0625     9 Years 236 Days
  Senior Vice               12/18/97        4,631            5.1250          7.1563        5.1250     7 years   3 Days
  President of              12/18/97       45,000            5.1250         10.0625        5.1250     8 Years  80 Days
  Operations                12/18/97       42,500            5.1250         16.1250        5.1250     9 Years  15 Days
                            12/18/97       42,500            5.1250         11.2500        5.1250     9 Years 140 Days

Daniel A. Karr              12/18/97       21,225            5.1250         11.7500        5.1250     8 Years 104 Days
  Vice President            12/18/97        5,000            5.1250         16.1250        5.1250     9 Years  15 Days
  of Worldwide Sales        12/18/97       25,000            5.1250          9.4375        5.1250     9 Years 134 Days
                            12/18/97       50,000            5.1250          7.0000        5.1250     9 Years 327 Days

Neal D. Margulis            12/18/97       41,775            5.1250         13.8750        5.1250     8 Years  80 Days
  Senior Vice President     12/18/97      184,500            5.1250         10.0625        5.1250     8 Years 209 Days
  of Research and           12/18/97       50,000            5.1250         11.2500        5.1250     9 Years 140 Days
  Technology

PENSION AND LONG-TERM INCENTIVE PLANS

        The Company has no pension or long-term incentive plans.

EMPLOYMENT AGREEMENTS

        In December 1997, the Company entered into an agreement with Terry N. Holdt, pursuant to which Mr. Holdt is employed as the President, Chief Executive Officer and Chairman of the Board at a salary of approximately $42,000 per month, which may be increased but not decreased. Mr. Holdt will continue in his capacity as President, Chief Executive Officer and Chairman of the Board until a replacement is selected by the Board of Directors. In that event, Mr. Holdt shall become Vice Chairman of the Company and shall receive a salary of $2,000 per month or, in the event the time he spends on company business exceeds 20 hours a month, $3,000 per single day, $5,000 for a consecutive two-day period and $10,000 per week of continuous service. The agreement also provides that in January 1998 Mr. Holdt would receive a non-qualified stock option of 500,000 shares with a vesting period of one year and will participate in the Executive Bonus Plan. In the event Mr. Holdt's employment as President and Chief Executive Officer is terminated for any reason before one-half of Mr. Holdt's non-qualified stock option of 500,000 shares has vested, the option shall continue to vest for as long as Mr. Holdt serves as the Vice Chairman or a member of the Board of Directors until 250,000 shares have vested. The agreement may be terminated by either Mr. Holdt or the Company at any time with or without cause.

        In December 1997, the Company entered into an agreement with Gary J. Johnson, pursuant to which Mr. Johnson is employed full-time by the Company at a salary of approximately $33,000 per month. Mr. Johnson also serves as Vice Chairman of the Board of Directors. In the event his full-time employment is modified to part-time employment, Mr. Johnson shall be paid at a rate of $20,000 per month and will resign from the Board of Directors.
Mr. Johnson will resign as an employee no later than June 18, 1999.

        In December 1997, the Company entered into an agreement with Neal D. Margulis, pursuant to which Mr. Margulis is employed as a part-time consultant. Mr. Margulis is not eligible to participate in any of the Company's executive bonus or incentive plans and may not receive any new grants under the Company's stock option plans. The agreement terminates on December 18, 1998.

                      REPORT OF THE COMPENSATION COMMITTEE
               OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

        The Company's compensation programs and policies applicable to its executive officers are administered by the Compensation Committee of the Board of Directors. The Compensation Committee is made up entirely of non-employee directors. The programs and policies are designed to provide competitive compensation and to enhance stockholder value by aligning the financial interests of the executive officers of the Company with those of its stockholders.

        It is the Company's policy generally to qualify compensation paid to executive officers for deductibility under section 162(m) of the Internal Revenue Code. Section 162(m) generally prohibits the Company from deducting the compensation of executive officers that exceeds $1,000,000 unless that compensation is based on the satisfaction of objective performance goals. The Company's 1989 Stock Option Plan and the Executive Bonus Plan are structured to qualify awards under such plans as performance-based compensation and to maximize the tax deductibility of such awards. However, the Company reserves the discretion to pay compensation to its executive officers that may not be deductible.

        There are four primary components of executive compensation: Base Salary, Bonus, Employee Profit Sharing Plan and Stock Options.

        In December 1997, Mr. Gary J. Johnson resigned his positions as President and Chief Executive Officer and was named Vice Chairman of the Board of Directors. In December 1997, Mr. Terry N. Holdt was appointed Chairman of the Board, Chief Executive Officer and President of the Company.

BASE SALARY

        Base salaries for fiscal 1997 reported herein were determined by the Compensation Committee. The Compensation Committee reviews salaries recommended by the Chief Executive Officer for executive officers other than the Chief Executive Officer. In conducting its review, the Compensation Committee takes into consideration the overall performance of the Company, the Chief Executive Officer's evaluation of individual executive officer performance and independent compensation surveys such as the Radford Survey for Fabless Semiconductor Companies in the $500 million revenue range. Final decisions on base salary adjustments for executives other than the Chief Executive Officer are made in conjunction with the Chief Executive Officer. The Compensation Committee independently determines the base salary for the Chief Executive Officer by: (a) examining the Company's performance against its preset goals, (b) examining the Company's performance within the semiconductor industry, (c) evaluating the overall performance of the Chief Executive Officer, and (d) comparing the base salary of the Chief Executive Officer to that of other chief executive officers in the semiconductor, computer graphics and personal computer software industries. In 1997, Mr. Johnson received $397,308 in his capacity as President and Chief Executive Officer through December 18, 1997. In 1997, Mr. Holdt received $166,212 in his capacity as Vice Chairman and as a consultant through December 18, 1997 and then as Chairman, President and Chief Executive Officer.

BONUSES

        The Executive Bonus Plan is a cash-based incentive bonus program providing for the payment to each named executive officer of cash bonuses that are directly related to the earnings per share (EPS), profitability and gross revenues of the Company. Under the terms of the Company's Executive Bonus Plan and the EPS, profitability and revenue performance goals set for 1997, the Company's executives received no bonuses under the plan.

EMPLOYEE PROFIT SHARING PLAN

        The Employee Profit Sharing Plan is a nonqualified current cash profit sharing plan under which all employees of the Company, including officers, are eligible to receive, on an annual basis, an equal amount of pre-tax profits, prorated for service with the Company during 1997, as a cash bonus. For fiscal 1997, there were no payments under the plan.

STOCK OPTIONS

        The Compensation Committee annually grants options under the 1989 Stock Plan with an exercise price equal to the fair market value on the date of grant. The grants are intended to be competitive in order to retain and motivate key executives and to provide a direct link with the interests of the stockholders of the Company. The Compensation Committee, in making its determination as to grant levels, takes into consideration: (i) prior award levels, (ii) award levels necessary to replace particular executives, (iii) the total stock award to be made and the executive's percentage participation in that award, (iv) the executive's direct ownership of the Company's shares, (v) the number of options vested and nonvested, and (vi) the options outstanding as a percentage of total shares outstanding. The 1989 Stock Plan limits the total number of shares subject to options that may be granted to a participant during any fiscal year to 1,500,000 shares. The Compensation Committee awarded Mr. Johnson options to purchase 100,000 shares in 1997 and Mr. Holdt, 20,000 shares. In 1997, Mr. Johnson agreed to the cancellation of 214,222 of his unvested options in connection with his becoming Vice Chairman of the Board of Directors.

STOCK PURCHASE PLAN

        The Company maintains a qualified employee stock purchase plan to encourage employees to own Company stock, which is generally available to all employees. This plan allows participants to buy Company stock at a discount to market price with up to 10% of their salaries, not to exceed 2,000 shares, per six month period. However, the number of shares that may be purchased by each participant is limited by applicable tax laws.

        The foregoing report has been furnished by the Compensation Committee of the Board of Directors of S3 Incorporated:

               Carmelo J. Santoro, Ph.D., Chairman
               John C. Colligan
               Robert P. Lee, Ph.D.

                          STOCK PRICE PERFORMANCE GRAPH

        The following graph compares the cumulative total stockholder return of the Company's Common Stock with The Nasdaq Stock Market Index (U.S.) and The Nasdaq Electronic Components Stock Index. The comparison assumes the investment of $100 on March 5, 1993 (the date the Company's Common Stock became registered under Section 12 of the Securities Exchange Act of 1934) based on the initial public offering price of such stock on that date and that dividends were reinvested when paid. The comparisons in the graph are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of the Company's Common Stock.

          COMPARISON OF CUMULATIVE TOTAL RETURN AMONG S3 INCORPORATED,
                      THE NASDAQ STOCK MARKET INDEX (U.S.)
                AND THE NASDAQ ELECTRONIC COMPONENTS STOCK INDEX

[GRAPHIC OMITTED]

                                       3/5/93     12/31/93    12/31/94    12/31/95    12/31/96    12/31/97
                                       ------     --------    --------    --------    --------    --------
Nasdaq U.S.                             $100        $116        $114        $161        $198        $243
Nasdaq Electronic Component Index       $100        $114        $125        $208        $359        $377
S3 Incorporated                         $100        $171        $159        $357        $329        $101

                     PROPOSAL 2 - TO APPROVE AN AMENDMENT TO
               THE EMPLOYEE STOCK PURCHASE PLAN OF S3 INCORPORATED

SUMMARY OF THE 1993 EMPLOYEE STOCK PURCHASE PLAN

        The 1993 Employee Stock Purchase Plan, which was approved by the stockholders in April of 1994, gives eligible employees an opportunity to purchase shares of the Company at a price below their market value and to pay for the purchases through payroll deductions. There are 550 individuals eligible to participate in the 1993 Employee Stock Purchase Plan. The fair market value of the Company's Common Stock subject to purchase on April 13, 1998 was $6.25 per share.

        There are currently 388,177 shares of Common Stock reserved for issuance under the 1993 Employee Stock Purchase Plan.

        The Company believes that the availability of an adequate reserve of shares available for issuance under the Plan will benefit the Company by providing employees with an opportunity to acquire shares of the Company's stock and will enable the Company to attract, retain and motivate valued employees. On a going-forward basis, the Company believes that it is prudent to establish and maintain a share reserve sufficient for the number of share issuances to employees required for a two-year period. Under the proposed amendment, an additional 1,400,000 shares of Common Stock will be added to the shares currently authorized under the 1993 Employee Stock Purchase Plan.

PROPOSED AMENDMENT

        The amendment, which is subject to stockholder approval, amends and restates Section 3 of the 1993 Employee Stock Purchase Plan to read as follows:

               "SECTION 3.  SHARES AUTHORIZED.

                      "The maximum aggregate number of shares which may be
               offered under the Plan shall be 2,800,000 shares of stock, subject to adjustment as provided in Section 13 hereof."

FEDERAL INCOME TAX CONSEQUENCES

        The proposed amendment will have no effect upon the tax consequences to participants or the Company.

REQUIRED APPROVAL

        The affirmative vote of the holders of a majority of shares of Common Stock represented and voting at a duly held meeting at which a quorum is present is required to approve the amendment of the 1993 Employee Stock Purchase Plan. Unless marked to the contrary, proxies received will be voted "FOR" approval of the amendment to the Company's 1993 Employee Stock Purchase Plan.

         PROPOSAL 3 - TO RATIFY THE APPOINTMENT OF INDEPENDENT AUDITORS

        Upon the recommendation of the Audit Committee, the Board of Directors, on April 13, 1998, engaged the firm of Ernst & Young LLP ("Ernst & Young") as the Company's independent auditors for the fiscal year ended December 31, 1998, subject to ratification by the stockholders. Ernst & Young replaced Deloitte & Touche LLP ("Deloitte"), which firm was dismissed on March 31, 1998 as the Company's independent auditor.

        Neither Deloitte's Report dated January 17, 1997, January 23, 1998 as to
Note 2 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement described in Note 2) on the Company's financial statements for the year ended December 31, 1996 nor its Report dated January 23, 1998 on the Company's financial statements for the year ended December 31, 1997 contained an adverse opinion or a disclaimer of opinion, and neither Report was qualified or modified as to uncertainty, audit scope or accounting principles.

        During the Company's fiscal years ended December 31, 1996 and 1997, and through March 31, 1998, there have been no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Deloitte's satisfaction, would have caused them to make reference to the subject matter of such disagreement in connection with their Report on the financial statements for such years, except as follows: In connection with the audit of the Company's financial statements for the year ended December 31, 1997, there was a disagreement between Deloitte and the Company regarding the appropriate period in which to recognize the gain on the sale of stock of an investee. Deloitte believed that recognition of such gain should be deferred until the period in which the exchange actually occurred (first quarter of 1998) while the Company initially believed that recognition of such gain was appropriate in the period the irrevocable contract was signed (fourth quarter of 1997). Recognition of the gain was deferred as proposed by Deloitte. On January 21, 1998, Deloitte discussed this disagreement with the Audit Committee of the Company. The Company has authorized Deloitte to respond fully to the inquiries of Ernst & Young concerning the subject matter of such disagreement.

        During the Company's fiscal years ended December 31, 1996 and 1997, and through March 31, 1998, there have been no reportable events.

        During the last two fiscal years and the subsequent interim period to the date Ernst & Young was engaged, the Company did not consult Ernst & Young regarding: (i) the application of accounting principles to a specified transaction either completed or proposed; (ii) the type of audit opinion that might be rendered on financial statements; or (iii) any matter that was the subject of a disagreement. Representatives of Ernst & Young are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions. Representatives of Deloitte are not expected to be present at the Annual Meeting.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS.

                STOCKHOLDER PROPOSALS FOR THE 1999 ANNUAL MEETING

        Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company's 1999 Annual Meeting of Stockholders must be received by the Secretary of the Company no later than January 18, 1999 in order that they may be included in the Company's proxy statement and form of proxy relating to that meeting.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors, and persons who own more than 10 percent of a registered class of the Company's equity securities, to file reports of ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater than 10 percent stockholders are required by SEC regulation to furnish the Company with copies of all Forms 3, 4 and 5 they file.

        Based solely on the Company's review of the copies of such forms it has received and written representations from certain reporting persons that they were not required to file Forms 5 for specified fiscal years, the Company believes that all of its officers, directors and greater than 10 percent beneficial owners complied with all filing requirements applicable to them with respect to transactions during fiscal year 1997 except that Walter D. Amaral, Chief Financial Officer and Senior Vice President, Finance, filed one transaction on a Form 3 report 34 days late.

                                  OTHER MATTERS

        The Company knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

        Whether or not you intend to be present at the Annual Meeting, we urge you to return your signed proxy promptly.

                                      By Order of the Board of Directors.

                                      /s/  RONALD T. YARA

                                      Ronald T. Yara
                                      Secretary

Santa Clara, California
April 27, 1998

        UPON WRITTEN REQUEST OF ANY STOCKHOLDER ENTITLED TO RECEIVE THIS PROXY STATEMENT, THE COMPANY WILL PROVIDE, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. ANY SUCH REQUEST SHOULD BE ADDRESSED TO THE COMPANY AT 2801 MISSION COLLEGE BOULEVARD, SANTA CLARA, CALIFORNIA 95052, ATTENTION: INVESTOR RELATIONS DEPARTMENT. THE REQUEST MUST INCLUDE A REPRESENTATION BY THE STOCKHOLDER THAT AS OF MARCH 31, 1998, THE STOCKHOLDER WAS ENTITLED TO VOTE AT THE ANNUAL MEETING.

                                  DETACH HERE


[X] Please mark
    votes as in
    this example.


     This proxy will be voted as directed but if not otherwise directed, FOR the election of five directors and FOR proposals 2 and 3. The Board of Directors unanimously recommends a vote FOR Items 1, 2 and 3.

     1. Election of five Directors to serve
        until the 1999 Annual Meeting of
        Stockholders.

        Nominees: John C. Colligan, Terry N. Holdt, Robert P. Lee,
                  Carmelo J. Santoro, Ronald T. Yara.

                         FOR         WITHHELD
                         [ ]           [ ]

        [ ] ______________________________________
            For all nominees except as noted above


     2. To approve an amendment to the Employee      FOR  AGAINST  ABSTAIN
        Stock Purchase Plan as described in          [ ]    [ ]      [ ]
        Proposal 2.

     3. To ratify the selection of Ernst & Young     [ ]    [ ]      [ ]
        LLP as independent auditors.

     4. In their discretion, the proxies are
        authorized to vote upon such other business as may properly come before the meeting.

                           MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT   [ ]

                           PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                           Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustees, or guardian, please give full title as such. If shares are held jointly, each holder must sign.


Signature:________________ Date:______ Signature:________________ Date:______

                                  DETACH HERE


                                     PROXY


                                S3 INCORPORATED


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned hereby authorizes TERRY N. HOLDT, RONALD T. YARA AND WALTER D. AMARAL as Proxies with full power in each to act without the other and with the power of substitution in each, to represent and to vote all the shares of stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of S3 Incorporated to be held on May 18, 1998 at 9:00 a.m., or at any postponement or adjournment thereof.



SEE REVERSE                                                         SEE REVERSE
    SIDE             CONTINUED AND TO BE SIGNED ON REVERSE SIDE         SIDE